Exhibit 99.1

FOR IMMEDIATE RELEASE

CINTAS CORPORATION ANNOUNCES ANNUAL DIVIDEND AND STOCK BUYBACK AUTHORIZATION

Cincinnati, October 26, 2010—Cintas Corporation (Nasdaq: CTAS) announced that the Company’s Board of Directors approved a 49 cents per share annual dividend at its meeting today.  This dividend represents a 2% increase over last year’s annual dividend of 48 cents per share.  This dividend is payable on December 15, 2010, to shareholders of record as of November 12, 2010.

Robert J. Kohlhepp, Chairman of the Board of Cintas said, “Historically, we have paid our annual dividend in March. However, we decided moving the annual dividend closer to the end of our fiscal year was more appropriate.  Despite a very challenging economic environment during our past two fiscal years, we continued to generate a healthy cash flow and even strengthened our balance sheet.  As a result, we are pleased to be able to increase our annual dividend for the 28th consecutive year dating back to 1983, the year we went public.”

The Board of Directors also approved a share repurchase program under which the Company may repurchase up to $500 million of Cintas common stock at market prices.  The number of shares to be repurchased and the timing of the purchases will be determined at the discretion of the Board.

Mr. Kohlhepp added, “As Scott Farmer, our Chief Executive Officer, announced on September 21, 2010, we completed our existing Board authorized share buyback program during our first quarter and into September by acquiring 7.6 million shares of common stock at a cost of approximately $202 million.  Repurchased shares will be reserved in treasury for general purposes, including reissue in connection with stock option exercises and future acquisitions.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types predominantly in the United States and Canada. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid and safety products, fire protection services and document management services for approximately 800,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  You should not place undue reliance on any forward-looking statement.  We cannot guarantee that any forward-looking statement will be realized.  These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy costs, lower sales volumes, loss of customers due to outsourcing trends, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, investigations or other proceedings, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic or extraordinary events, changes in federal and state tax and labor laws and the reactions of competitors in terms of price and service.  Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2010, and in our reports on Forms 10-Q and 8-K.  The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business.

For additional information, contact:

William C. Gale, Senior Vice President and Chief Financial Officer - 513-573-4211

J. Michael Hansen, Vice President and Treasurer – 513-701-2079